Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 29, 2024 (except for the effects of the restatement disclosed in Note 1, as to which the date is December 23, 2024), with respect to the consolidated financial statements of Quanterix Corporation included in the Registration Statement (Form S-4) and the related Proxy/Prospectus of Quanterix Corporation for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 13, 2025